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September 8, 1998



Miller Anderson & Sherrerd, LLP
One Tower Bridge
West Conshohocken, PA 19428

Re: Agreement and Plan of Reorganization by MAS Funds and on behalf of its PA Municipal Portfolio and Municipal Portfolio

Ladies and Gentlemen:

We have acted as counsel to MAS Funds, a Pennsylvania business trust, in connection with the execution and delivery of the Agreement and Plan of Reorganization (the "Agreement"), dated as of September , 1998, by MAS Funds and on behalf of its PA Municipal Portfolio and Municipal Portfolio, relating to the transfer of all the assets and liabilities of the PA Municipal Portfolio (the "Acquired Portfolio"), in exchange for shares of the Municipal Portfolio (the "Acquiring Portfolio") followed by the distribution of such Shares (the "Acquiring Portfolio Shares) to the holders of shares of the Acquired Portfolio ("Acquired Portfolio's Shares") in exchange for such Acquired Portfolio's Shares in complete liquidation of the Acquired Portfolio (the "Reorganization"), pursuant to the Agreement. This opinion letter is delivered to you pursuant to
Section 8(d) of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. Our opinion is based in part on the facts set forth below. We have not undertaken an independent investigation or verification of these facts or of the information set forth either in the aforementioned documents or in other documents that we have reviewed.

         1. The Reorganization will be consummated in compliance with the material terms of the Agreement, and none of the material terms and conditions therein have been waived or modified and neither party has any plan or intention to waive or modify any such material condition.

         2. The fair market value of the Acquiring Portfolio Shares to be received by each Acquired Portfolio shareholder in the Reorganization will be approximately equal to the fair market value of the shares in the Acquired Portfolio surrendered and exchanged therefor.

         3. To the knowledge of the Acquired Portfolio there is no plan or intention on the part of any shareholder of the Acquired Portfolio to sell, exchange or otherwise dispose of a number of Shares received in the transaction that would reduce the number of Acquiring Portfolio Shares held by the shareholders of the Acquired Portfolio to a number of shares having a value, as of the date of the Reorganization equal to less than 50 percent of the value of all the formerly outstanding Acquired Portfolio Shares.


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         4.       No consideration other than the Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of the stated liabilities of the Acquired Portfolio will be issued in exchange for shares of common stock in the Acquired Portfolio in the Reorganization.

         5. The Acquiring Portfolio has no plan or intention to sell additional shares of beneficial interest in the Acquiring Portfolio or to redeem or otherwise reacquire any of the Acquiring Portfolio Shares issued in the Reorganization other than in the ordinary course of its business as a regulated investment company.

         6. The Acquiring Portfolio has no plan or intention to sell or otherwise dispose of any of the Acquired Portfolio assets to be acquired by it in the Reorganization except for dispositions made in the ordinary course of its business as a regulated investment company.

         7. Following the Reorganization, the Acquiring Portfolio will continue the historic business of the Acquired Portfolio or use a significant portion of the Acquired Portfolio's assets in its business.

         8. Immediately following consummation of the Reorganization, the Acquiring Portfolio immediately prior to the Reorganization. The fair market value of the assets of the Acquired Portfolio acquired by the Acquiring Portfolio will exceed the liabilities of the Acquired Portfolio assumed by the Acquiring Portfolio plus the amount of liabilities, if any, to which the acquired assets are subject.

         9. There is no intercorporate indebtedness existing between the Acquiring Portfolio and the Acquired Portfolio that was issued, acquired, or will be settled at a discount.

         10. The Acquiring Portfolio will meet the requirements of Subchapter M of the Internal Revenue Code of 1986 for qualification and treatment as a regulated investment company.

         11. The Acquiring Portfolio does not own nor will it acquire prior to the consummation of the Reorganization any shares of common stock in the Acquired Portfolio.

Our opinion summarizes certain Federal income tax consequences of the Reorganization to holders of shares in the Acquired Portfolio (individually, a "Shareholder" and, collectively, the "Shareholders"). Our opinion does not address all aspects of Federal income taxation that may be relevant to particular Shareholders and may not be applicable to Shareholders who are not citizens or residents of the United States. Further, our opinion does not address the effect of any applicable foreign, state, local or other tax laws.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the Reorganization will, under current law, constitute a tax-free reorganization under Section 368(a)(1)(C) of the Code, and that the Acquired Portfolio and Acquiring Portfolio will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

The Reorganization, as a tax-free reorganization, will have the following Federal income tax consequences for the Shareholders, the Acquired Portfolio and the Acquiring Portfolio:

         1. No gain or loss will be recognized to the Acquired Portfolio upon the transfer of its assets in exchange solely for the Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of the Acquired Portfolio's stated liabilities;

         2. No gain or loss will be recognized to the Acquiring Portfolio on its receipt of the Acquired Portfolio's assets in exchange for the Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of the Acquired Portfolio's liabilities;

         3. The basis of an Acquired Portfolio's assets in the Acquiring Portfolio's hands will be the same as the basis of those assets in the Acquired Portfolio's hands immediately before the conversion;


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         4.       The Acquiring Portfolio's holding period for the assets
                  transferred to the Acquiring Portfolio by the Acquired Portfolio will include the holding period of those assets in the Acquired Portfolio's hands immediately before the conversion;

         5. No gain or loss will be recognized to the Acquired Portfolio on the distribution of the Acquiring Portfolio Shares to the Acquired Portfolio's shareholders in exchange for its Acquired Portfolio Shares;

         6. No gain or loss will be recognized to the Acquired Portfolio's shareholders as a result of the Acquired Portfolio's distribution of Acquiring Portfolio Shares to the Acquired Portfolio's shareholders in exchange for the Acquired Portfolio's shareholders' Acquired Funds Shares;

         7. The basis of the Acquiring Portfolio Shares received by the Acquired Portfolio's shareholders will be the same as the adjusted basis of that Acquired Portfolio's shareholders' Acquired Portfolio Shares surrendered in exchange therefor; and

         8. The holding period of the Acquiring Portfolio Shares received by the Acquired Portfolio's shareholders will include the Acquired Portfolio's shareholders' holding period for the Acquired Portfolio's shareholders' Acquired Portfolio Shares surrendered in exchange therefor, provided that said Acquired Portfolio Shares were held as capital assets on the date of the conversion.


Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Reorganization or the Agreement or of any transactions related to the Reorganization or the Agreement or contemplated by the Reorganization or the Agreement. This opinion is being furnished to you on behalf of the Acquired Portfolio in connection with the Reorganization and the Agreement and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

Very truly yours,